Exhibit 1.1

Terms Agreement

Wells Fargo Securities, LLC

BofA Securities, Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

As Representatives of the

several Underwriters listed in Schedule I hereto

c/o Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

c/o Fifth Third Securities, Inc.

38 Fountain Square Plaza

Cincinnati, Ohio 45263

c/o Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

September 6, 2022

Dear Ladies and Gentlemen:

Marriott International, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Provisions (the “Terms and Provisions”) attached hereto, to issue and sell to each of the Underwriters named in Schedule I hereto (the “Underwriters”), and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto. Each of the provisions of the Terms and Provisions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement. Each reference to the Representatives herein and in the provisions of the Terms and Provisions so incorporated by reference shall be deemed to refer to you. Certain terms defined in the Terms and Provisions and the addresses of the Representatives referred to in Section 11 of the Terms and Provisions are set forth in Schedule II hereto. For the avoidance of doubt, the Company and the Underwriters acknowledge and agree that the phrase “since the date of this Agreement” in Section 6(j) of the Terms and Provisions shall refer to the date of this Terms Agreement.

The Representatives hereby confirm and the Company acknowledges that the list of the Underwriters and their respective participation in the sale of the Securities and the statements with respect to the public offering of the Securities by the Underwriters set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and (ii) in the fifth paragraph, the first sentence of the ninth paragraph, and the thirty-second and thirty-third paragraphs under the heading “Underwriting” in the Company’s Prospectus Supplement dated September 6, 2022, to the Company’s Prospectus dated February 18, 2021, relating to the Securities (the “Prospectus Supplement”) constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Prospectus Supplement.

All the provisions contained in the Terms and Provisions, a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Terms and Provisions had been set forth in full herein, except for:

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Section 1(y), which is hereby deleted in its entirety and replaced with the following: “(y) Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company, any other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, the so-called Donestsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions, in all cases unless otherwise authorized under a license issued by OFAC. For the past 5 years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any material dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.”

For the purposes of the Terms and Provisions, the “Applicable Time” shall be 3:15 p.m. (Eastern Time) on the date hereof.

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If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Terms and Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Jennifer C. Mason
Name: Jennifer C. Mason
Title: Vice President and Treasurer

[Signature Page – Terms Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Shawn Cepeda
Name: Shawn Cepeda
Title: Managing Director

FIFTH THIRD SECURITIES, INC.

By:	/s/ Maria Yamat
Name: Maria Yamat
Title: Managing Director

SCOTIA CAPITAL (USA) INC.

By:	/s/ Elsa Wang
Name: Elsa Wang
Title: Managing Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature Page – Terms Agreement]

Schedule I

Underwriter	Principal Amount of Securities to be Purchased
Wells Fargo Securities, LLC	$85,000,000
BofA Securities, Inc.	$85,000,000
Fifth Third Securities, Inc.	$85,000,000
Scotia Capital (USA) Inc.	$85,000,000
Deutsche Bank Securities Inc.	$60,500,000
J.P. Morgan Securities LLC	$60,500,000
Citigroup Global Markets Inc.	$56,500,000
U.S. Bancorp Investments, Inc.	$56,500,000
Goldman Sachs & Co. LLC	$41,500,000
HSBC Securities (USA) Inc.	$41,500,000
ICBC Standard Bank Plc	$41,500,000
Truist Securities, Inc.	$41,500,000
Siebert Williams Shank & Co., LLC	$40,000,000
BNY Mellon Capital Markets, LLC	$30,000,000
Capital One Securities, Inc.	$30,000,000
Loop Capital Markets LLC	$30,000,000
PNC Capital Markets LLC	$30,000,000
TD Securities (USA) LLC	$30,000,000
UniCredit Capital Markets LLC	$30,000,000
Santander Investment Securities Inc.	$20,000,000
Standard Chartered Bank	$20,000,000

Total	$1,000,000,000

Schedule II

Representatives:	Wells Fargo Securities, LLC BofA Securities, Inc. Fifth Third Securities, Inc. Scotia Capital (USA) Inc.

Underwriting Agreement:	March 3, 2021

Registration Statement No.:	333-253260

Title of Securities:	5.000% Series JJ Notes due 2027 (the “Series JJ Notes”)

Aggregate Principal Amount:	$1,000,000,000

Price to Public:	99.128% of the principal amount of the Series JJ Notes, plus accrued interest, if any, from September 8, 2022

Underwriting Discount:	0.600%

Indenture:	Indenture dated as of November 16, 1998 between Marriott International, Inc. and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee

Date of Maturity:	October 15, 2027

Interest Rate:	5.000% per annum, payable semiannually

Interest Rate Adjustment:	The interest rate payable on the Series JJ Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated September 6, 2022

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2023

CUSIP / ISIN:	571903 BJ1 / US571903BJ14

Optional Redemption Provisions:

Prior to September 15, 2027 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series JJ Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Series JJ Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Purchase of Securities Upon a Change in Control Repurchase Event:	If a change of control repurchase event occurs, the issuer will be required, subject to certain conditions, to make an offer to repurchase the Series JJ Notes at a price equal to 101% of the principal amount of the Series JJ Notes, plus accrued and unpaid interest to the date of repurchase. “Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a change of control if: (1) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, measured by voting power rather than number of shares.

“Below investment grade rating event” is defined in the Preliminary Prospectus Supplement dated September 6, 2022.

Sinking Fund Provisions:	None

Other Provisions:	As specified in the Preliminary Prospectus Supplement dated September 6, 2022 relating to the Securities.

Securities Exchange:	The Series JJ Notes will not be listed on any exchange.

Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB by S&P Global Ratings

Closing Date and Delivery Date:	September 8, 2022

Closing Location:	Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017

Address for Notices to Underwriters:

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

BofA Securities, Inc.

1540 Broadway

NY8-540-26-01

New York, New York 10036

Facsimile: (646) 855-5958

Attention: High Grade Transaction Management / Legal

Email: dg.hg_ua_notices@bofa.com

Fifth Third Securities, Inc.

38 Fountain Square Plaza

Cincinnati, Ohio 45623

Facsimile: (513) 534-6757

Attention: Fifth Third Securities

Scotia Capital (USA) Inc. 250 Vesey Street, 24th Floor New York, New York 10281 Attention: Debt Capital Markets, U.S. E-Mail: US.Legal@scotiabank.com

ANNEX A

Permitted Free Writing Prospectus

Final Term Sheet dated September 6, 2022

ANNEX B

Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated September 6, 2022

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

5.000% Series JJ Notes due 2027

PRICING TERM SHEET

Dated: September 6, 2022

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa3 / BBB

Security:	5.000% Series JJ Notes due 2027 (the “Series JJ Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	October 15, 2027

Coupon:	5.000%

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2023

Interest Rate Adjustment:	The interest rate payable on the Series JJ Notes will be subject to adjustment based on certain rating events as described under the caption “Description of the Notes—Terms—Interest Rate Adjustment of the Notes Based on Certain Rating Events” in the Preliminary Prospectus Supplement dated September 6, 2022.

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.128% of the principal amount

Benchmark Treasury:	3.125% due August 31, 2027

Benchmark Treasury Price / Yield:	98-17+ / 3.445%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	5.195%

Optional Redemption Provisions:

Prior to September 15, 2027 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series JJ Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Series JJ Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated September 6, 2022.

Trade Date:	September 6, 2022

Expected Settlement Date:	September 8, 2022 (T+2)

CUSIP / ISIN:	571903 BJ1 / US571903BJ14

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

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Joint Book-Running Managers:

Wells Fargo Securities, LLC

BofA Securities, Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Truist Securities, Inc.

Senior Co-Managers:

Siebert Williams Shank & Co., LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Loop Capital Markets LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Santander Investment Securities Inc.

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BofA Securities, Inc. at 1-800-294-1322, Fifth Third Securities, Inc. at 1-866-531-5353 or Scotia Capital (USA) Inc. at 1-800-372-3930.

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